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EXHIBIT 10.3--SCHEDULE OF DIRECTOR COMPENSATION

     COMPENSATION OF DIRECTORS. Each director of the Corporation is also a director of First Financial Bank ("FFB"), the lead subsidiary bank of the Corporation, and receives directors' fees from each organization. For 2006 a director of the Corporation and FFB will receive a fee of $750 for each board meeting attended.

     Non-employee directors also receive a fee for meetings attended of the Audit Committee of $1,000, the Compensation Committee of $1,000, the Governance/Nominating Committee of $500, and the Loan Discount Committee of $300. Each director also will receive from FFB a semi-annual director's fee of $2,500 on July 15th and December 16th. No non-employee director served as a director of any other subsidiary of the Corporation.

     Directors of the Corporation and FFB who are not yet 70 years of age may participate in a deferred director's fee program at each institution. Under this program, a director may defer $6,000 of his or her director's fees each year over a five-year period. When the director reaches the age of 65 or age 70, the director may elect to receive payments over a ten-year period. The amount of the deferred fees is used to purchase an insurance product which funds these payments. Each year from the initial date of deferral until payments begin at age 65 or 70, the Corporation accrues a non-cash expense which will equal in the aggregate the amount of the payments to be made to the director over the ten-year period. The Corporation expects that the cash surrender value of the insurance policy will offset the amount of expenses accrued. If a director fails for any reason other than death to serve as a director during the entire five-year period, or the director fails to attend at least 60 regular or special meetings, the amount to be received at age 65 or 70, as applicable, will be pro-rated appropriately.

     Directors also may be compensated under the Corporation's 2001 Long-Term Incentive Plan. Under this plan, directors may receive 90, 100 or 110 percent of the director's "award amount" if the Corporation and FFB attain certain goals established by the Corporation's Compensation Committee. See Exhibit 10.4 to this Form 10-K for a description of this plan.